Exhibit 4.76

English Translation

Module Processing Contract

Contract No.: XS320070111

Signing place: Nanjing

Signing date: December 19, 2007

Party A: CEEG Nanjing PV-Tech Co., Ltd.	Party B: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Address: No. 123, Focheng West Road, Jiangning Development Zone, Nanjing	Address: 4H, Hongqiao Commercial Building, No. 2272 Hongqiao Road, Changning District, Shanghai
Postal code: 211100	Postal code: 201616
Legal representative: Lu Tingxiu	Legal representative: Cai Zhifang
Contact person: Chen Yuan	Authorized representative:
Tel.: 025-52766851	Tel.: +86/021-57850711
Fax: 025-52766767	Fax: +86/021-57850700

Both parties hereby agree below with respect to Party A entrusting Party B to process solar cells into solar cell modules (hereinafter referred to as “Modules”):

1. Processing Object

Cell module	Nominal power	Qty.	Cell					Unit processing fee, RMB/ watt	Total processing fee (RMB) (including 17% VAT)
			Qty.	Actual qty.	Model	Breakage rate	Efficiency
BS-175-5M4.1	175W	1680PCs	120,960PCs	122,170PCs	Monocrystalline 125	1%	≥16.25%	5.5	1,617,000
Total		1680PCs	120,960PCs	122,170PCs					1,617,000

Total amount (in words)	RMB one million six hundred and seventeen thousand yuan (RMB 1,617,000.00)

Most of the cells provided by Party A for processing are positive Category A cells. Party A shall first deliver the existing Category A cells in the plant to Party B for production. In case Category A cells are insufficient, A2 or A3 cells will be replenished for production.

2. Quality requirements

2.1 The physical parameters of the cells provided by Party A:

1. Type: P	2. Efficiency: ≥16.25%

2.2 The modules processed by Party B according to Party A’s requirements shall be produced according to Party B’s own processes and quality system. Party B shall guarantee that the provided products meet TUV certification standard and their quality is not lower than the quality of the same type of products. Electrical property report shall be provided for each of the modules delivered by Party B. Party B shall provide replacement products if quality problems occur under normal use conditions within 5 years (after the date of acceptance by Party A).

The physical parameters of module are as follows:

Module model	BS-175-5M4.1

Standard power	175W

Type of cell	Monocrystalline silicon

Number of cells	72PCs

Cell conversion rate (%)	≥16.25%

Cell specs (mm)	125*125

Best working voltage (V)	35.3V

Best working current (A)	4.96A

Open-circuit voltage (V)	44.5V

Short-circuit current (A)	5.34A

System’s maximum voltage (V)	1000V(DC)

Module length (mm)	1580

Module width (mm)	808

Module thickness (mm)	50

Net weight of module (kg)	16KG

Type of frame	45° chamfer aluminum alloy frame

Power guarantee	Within 10 years, the minimum peak value of photovoltaic modules is above 90%; within 25 years, the minimum peak value of photovoltaic modules is above 80%.

Quality guarantee	Replacement in case of quality problem under normal use conditions within 5 years

Thickness of toughened glass (mm)	3.2

Number of bypass diodes	3

Requirement on type of terminal box	No sign of country of origin

Parameter of bypass diode	10

Range of operating temperature	-40°C…… +85°C

Module tolerance	±3% (average efficiency of cells is 16.50%. To be separately specified if not reached)

3. Terms of delivery:

3.1 Place of delivery: Party B’s plant

3.2 After Party A transports cells to Party B’s plant, Party B shall deliver goods within 10 days.

Where the breakage rate of cells is less than 1% in the course of module processing, the actual breakage rate shall prevail. The remaining cells shall be returned to Party A. Where Party B fails to deliver goods on time, it shall undertake all the economic losses thus incurred to Party A.

4. Packaging:

Neutral packaging. No information on country of origin. The carton shall indicate commodity name, specifications, quantity, gross weight, net weight, size and shipping mark.

In case any order has special requirements, Party A will provide the sample of packaging carton to Party B. Party B shall comply with Party A’s requirements.

5. Transport:

Highway transport. Freight is to be borne by Party A.

6. Payment

6.1 Party B shall mail the VAT invoice to Party A within ten days after delivery.

6.2 Party A shall pay the processing fee within fifteen days from receiving the VAT invoice provided by Party B.

7. Quantity and quality objections

7.1 Quantity objection: as for the objections regarding quantity, specifications, model and other appearance parameters, Party A shall notify Party B within 15 days of picking up goods.

7.2 Quality warranty period:

After Party A receives goods, Party A or its customer Bauer Solartechnik GmbH will inspect the specifications and quality according to TUV’s technical standard. If the modules delivered by Party B do not comply with the standard or quantity is insufficient, Party B shall be responsible for replacement or replenishment after Party A provides TUV inspection report to Party B.

Warranty period is as follows:

Party B shall provide replacement products if quality problems occur under normal use conditions within 5 years. Within 10 years, the minimum peak output of photovoltaic modules is above 90%; within 25 years, the minimum peak output of photovoltaic modules is above 80%. If the cells provided by Party A have a quality problem and the final inspection result issued by an authoritative inspection institution after inspection so proves, Party A shall solely undertake the responsibility.

8. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

9. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations to the third party.

10. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

11. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, both parties agree that the dispute shall be submitted to the People’s court of jurisdiction where the Buyer is located. The relevant expenses (including legal cost, travel expenses, notary fees, cost of adducing evidence, arbitration fees and so on) shall be borne by the losing party.

12. Effectiveness and Miscellaneous

12.1 This Contract shall come into effect upon seal of the parties or signature of special authorized agent.

12.2 This Contract shall be executed in two counterparts with same legal effect, with each of the parties hereto holding one. Both parties shall send the original copy to the other within 3 working days after execution. The copy delivered through telefax shall be as valid as the original.

12.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract. In case of any discrepancy between the attachment I and the Contract, the Contract shall prevail.

12.4 The solar cells and solar modules hereunder are in possession of Party A. Without Party A’s consent, Party B shall not dispose of solar cells nor solar modules, including but not limited to selling and retaining such products.

Party A:

CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)

Contact Person:

Execution Date:

Party B:

Company Name: CEEG (Shanghai) Solar Science and Technology Co., Ltd. (Seal)

Contact Person:

Execution Date:

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